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                                                                    Exhibit 99.1

[AirGate PCS Logo]


FOR IMMEDIATE RELEASE

Contact: Alan B. Catherall
         Chief Financial Officer
         404-525-7272

            AIRGATE PCS, INC. COMPLETES MERGER WITH iPCS, INC.

                        COMPANY PROVIDES COMBINED COMPANY GUIDANCE
                        FOR FIRST FISCAL QUARTER OF 2002

ATLANTA (November 30, 2001) - AirGate PCS, Inc. (Nasdaq/NM: PCSA), a Sprint PCS Network Partner, announced today it has completed its merger with iPCS, Inc., another Sprint PCS Network Partner. Under the terms of the transaction, AirGate and iPCS combined in a tax-free, stock for stock transaction in which AirGate will issue approximately 13.5 million shares of AirGate common stock, which includes approximately 1.1 million shares reserved for issuance upon the exercise of outstanding iPCS options and warrants. As a result of the merger, iPCS is now a wholly owned subsidiary of AirGate.

With the completion of the merger, the company is providing AirGate PCS and iPCS guidance separately as well as a pro-forma total for the quarter ended December 31, 2001. In future quarters, the company will only provide combined company guidance. This guidance is based on preliminary information and internal projections.

                                                                   Pro-Forma
                                AirGate PCS        iPCS              Total
                                -----------        ----            ---------
Net subscriber additions
 ("net adds")                60,000 to 65,000 30,000 to 35,000 90,000 to 100,000
ARPU                            $58 to $60       $55 to $57        $57 to $59
Roaming revenue                 $14 to $16       $13 to $15        $27 to $31
                                  million          million           million
Roaming expense                 $12 to $14       $10 to $12        $22 to $26
                                  million          million           million
EBITDA, excluding
 non-cash stock option
 compensation expense and
 transaction related costs    ($14) to ($16)  ($13) to ($15)   ($27) to ($31)
                                 million          million          million
Capital expenditures             $9 to $10      $30 to $35       $39 to $45
                                 million          million          million

EBITDA, excluding non-cash stock option compensation expense, reflecting two months of AirGate stand-alone and one month of the combined AirGate with iPCS, is expected to be ($21) million to ($24) million.

About AirGate PCS

AirGate PCS, Inc. and its subsidiaries is the Sprint PCS Network Partner with the exclusive right to sell Sprint PCS products and services in territories within seven states located in the

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AirGate PCS Completes Merger with iPCS
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November 30, 2001




southeastern and mid-western United States. The territories include over 14.5 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities. AirGate PCS is the largest Sprint PCS Network Partner based on the covered population in its territories. As a Sprint PCS Network Partner, AirGate PCS operates its own PCS network to exclusively provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in its territories.

About Sprint
Sprint is a global communications company serving 23 million business and residential customers in more than 70 countries. With more than 80,000 employees worldwide and $23 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint's award-winning Tier 1 Internet backbone is being extended to key global markets to provide customers with a broad portfolio of scalable IP products. Sprint's high-capacity, high-speed network gives customers fast, dependable, non-stop access to the vast majority of the world's Internet content. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities.

For more information, visit the Sprint PCS web site at http://www.sprintpcs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements contained in this news release, such as statements concerning AirGate PCS' anticipated performance, plans for growth and anticipated financial results and other factors that could affect future operations or performance, and other non-historical facts, are forward looking statements made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such factors include: the ability to successfully integrate the two businesses; the competitiveness and impact of Sprint PCS pricing plans, products and services; the ability of Sprint PCS to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; the potential need for additional capital, anticipated future losses, the significant level of indebtedness and the volatility of AirGate PCS' stock price. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "investment considerations" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2001.

No Offer or Sale
This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of AirGate nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers to sell securities of AirGate will be made only by means of a prospectus.

                                      -END-